                                                                     EXHIBIT 5


                            [MERRILL LYNCH LETTERHEAD]


                                          September 29, 1997


Securities and Exchange Commission
450 Fifth Street N.W.
Washington, D.C.  20549

Dear Sirs:

     I have acted as counsel for Merrill Lynch & Co., Inc., a Delaware corporation (the "Company"), in connection with the filing with the Securities and Exchange Commission on or about September 29, 1997 under the Securities Act of 1933, as amended, of a Registration Statement on Form S-3 (the "Registration Statement") for the purpose of registering for resale by the former owners of Hotchkis and Wiley L.P. (the "Selling Shareholders")
4,600,000 shares of Common Stock, par value $1.33-1/3 per share (including Preferred Stock Purchase Rights) (the "Shares") which may be issued to the Selling Shareholders under the terms of the purchase agreement dated June 19, 1996 pursuant to which Merrill Lynch acquired Hotchkis and Wiley in November 1996 (the "Agreement"). In such capacity, I have examined the Restated Certificate of Incorporation and By-Laws of the Company, the Agreement, and such other documents of the Company as I have deemed necessary or appropriate for the purposes of the opinion expressed herein.

     Based upon the foregoing, I am of the opinion that the Shares issued under the Agreement will be legally issued, fully paid and nonassessable.

     We consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of my name wherever appearing in the Registration Statement and any amendment thereto.


                                        Very truly yours,

                                        /s/ Richard B. Alsop
                                        -----------------------
                                        Richard B. Alsop
                                        Vice President and
                                            Senior Counsel